UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 16)*

INTERNATIONAL SPEEDWAY CORPORATION
(Name of Issuer)
CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*
(Title of Class of Securities)
460335-30-0 (FORMERLY 460335)*
CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460335-30-0		Page 2 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	James C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 3 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Betty Jane France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 4 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Sharon M. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 5 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Lesa D. France Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 6 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Brian Z. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 7 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jamison C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 8 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jennifer France Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 9 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Amy L. France Helton

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 10 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Benjamin Z. Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 11 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

Automotive Research Bureau, Inc. (ARB)

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 12 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

Western Opportunity Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 13 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Sierra Central, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 14 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Principal Investment Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 15 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Boone County Corporation

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 16 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Investment Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 17 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Quaternary Investment Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 18 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	SM Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 20 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	SM Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 20 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	J Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 21 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	J Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 22 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	JA Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 23 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	JA Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CON

CUSIP No. 460335-30-0		Page 24 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	AL Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 25 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	AL Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 26 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Zack Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 27 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Zack Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 28 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	BBL Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 29 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	BBL Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 30 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Capital Circle Group Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 31 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Capital Circle Group, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 32 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	WCF Family 1, Inc.

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	DELAWARE

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 33 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Two Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 34 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Two, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 35 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Dallas Steven Ashley

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 36 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jayce Camron France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 37 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Lauren Dare France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 38 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Madeline Gray Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 39 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	William Carter France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 40 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Nevair of Nevada, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 41 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

1999 William C. France Descendants' Trust

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 42 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	WCF Family Trust 2004

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 43 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

William C. and Betty Jane France Alaska Trust

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 44 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Billpay, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	DELAWARE

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 45 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Billpay Limited Partnership, LP

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 46 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Three Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 47 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Three, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 48 of 53

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	NASCAR Holdings, Inc.

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,143,532

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,143,532

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,143,532

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	88.30%

12)	Type of Reporting Person (See Instructions)	CO

Item 1(a)
Name of Issuer:	International Speedway Corporation
Item 1(b)
Address of Issuer's Principal Executive Offices:
One Daytona Boulevard, Daytona Beach, Florida 32114
Item 2(a)
Name of Person Filing:
This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(b)
Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Billpay, LLC, Billpay Limited Partnership, LP, The 1999 William C. France Descendants Trust, William C. and Betty Jane France Alaska Community Property Trust, and William C. France Family Trust dated 11/4/2004 is c/o Alaska Trust Company, 1029 West Third Avenue, Suite 400, Anchorage, AK 99501.

The address of the principal business office of Automotive Research Bureau, Inc, Boone County Corporation, Capital Circle Group Limited Partnership, Capital Circle Group LLC, Estate Of William C. France, Betty Jane France,  Brian Z. France, Lauren Dare France, William Carter France, NASCAR Holdings, Inc., Nevair of Nevada LLC , WCF Family I, Inc., Zack Company, and Zack Limited Partnership is One Daytona Boulevard, Daytona Beach, FL 32114.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraphs is is c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370, Winter Park, Florida 32789.

Item 2(c)
Citizenship:
This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(d)
Title of Class of Securities:
Class B Common Stock

Item 2(e)
CUSIP Number:
460355-30-0
Item 3
This item is inapplicable.
Item 4
Ownership.
(a) Amount Beneficially Owned:	18,143,532

(b) Percent of Class:	88.30%

(c) Number of Shares as to which such person has:
(i) sole power to vote or direct the vote	0
(ii) shared power to vote or direct the vote	18,143,532
(iii) sole power to dispose or to direct the disposition of	0
(iv) shared power to dispose or to direct the disposition of	18,143,532
Item 5
Ownership of Five Percent of Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.
Item 6
Ownership of More than Five Percent on Behalf of Another Person.
No person, other than the members of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.
Item 7
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.
Item 8
Identification and Classification of Members of the Group.
A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group
Item 9
Notice of Dissolution of Group.
This item is inapplicable.
Item 10
Certification.
This item is inapplicable.

Signatures
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 11, 2010
/s/ Brett W. Scharback

Signature
Brett W. Scharback as attorney in fact for NASCAR Holdings, Inc., Carl Three Limited Partnership and Carl Three, LLC pursuant to powers of attorney previously filed with the Commission.

Date: February 11, 2010
/s/ Glenn R. Padgett

Signature

Glenn R. Padgett as attorney in fact for all
members of the France Family Group except
NASCAR Holdings, Inc., Carl Three Limited
Partnership and Carl Three LLC pursuant to
powers of attorney previously filed with the
Commission.

Exhibit pursuant to Item 8

This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them. The changes which necessitate the filing of this amendment relate to changes in the composition of the members of the group, an increase in the number of shares owned by the group and transfers among members of the group. The France Family Group owns 18,143,532 shares of the Class B Common Stock of the issuer, which represents 88.30% of the outstanding Class B shares, 37.48% of the total outstanding shares and 69.46% of the total voting rights represented by shares outstanding. All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group. The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 31, 2010 is indicated below.  For each member of the France Family Group which is not a natural person all shares owned by that member are also shown for other members of the France Family Group which own interests in that member based upon proportionate ownership or control.  For all members the number of shares shown includes both directly held and beneficially owned shares.
Western Opportunity Limited Partnership, 8,042,465 shares, 16.61%; Sierra Central LLC., 73,199.2994 shares, 0.15%; Principal Investment Company, 73199.2994 shares, 0.15%; Boone County Corporation, 87,375 shares, 0.18%; Carl Investment Limited Partnership, 773,735 shares, 1.59%; Quaternary Investment Company, 65,573 shares, 0.13%; WCF Family 1, Inc. 146,570.980 shares, 0.30%; Carl Two Limited Partnership, 2,047,923, 4.23%; Carl Two, LLC, 2,220.9230, 0.005%; SM Holder Limited Partnership, 304,725.00 shares, 0.63%;  SM Holder Company, 6,094.50 shares, 0.01%; J Holder Limited Partnership, 242,867.00 shares, 0.50%;  J Holder Company, 4,857.34 shares, 0.01%; JA Holder Limited Partnership, 302,620.615 shares, 0.63%; JA Holder Company, 6,032.660 shares, 0.01%; AL Holder Limited Partnership, 295,870.615 shares, 0.61; AL Holder Company, 5,897.66 shares, 0.01; Zack Limited Partnership, 274,469.88 shares, 0.57%; Zack Company, 89.96 shares, 0.001%; BBL Limited Partnership, 349,313.00 shares, 0.72%; BBL Company, 6,879.00 shares, 0.01%; Automotive Research Bureau, 80,502 shares, 0.17%; Betty Jane France, 5,405,647.457 shares, 11.17%;  James C. France, 6,168,707.853 shares, 12.74%; Sharon M. France, 388,443.821 shares, 0.80%; Lesa D. France Kennedy, 979,421.97 shares, 1.98%; Brian Z. France, 338,490.48, 0.70%; Jamison C. France, 903,683.91 shares, 1.87%; Jennifer A. France Bates, 1,062,349.35 shares, 2.19%; Amy L. France Helton, 1,057,839.22 shares, 2.19%; Benjamin Z. Kennedy, 278,646.119 shares, 0.80%; Dallas Steven Ashley  9,443.4624 shares, 0.02%; Jayce Camron France,  8,291.7814 shares, 0.02%; Lauren Dare France, 3,229.8539 shares, 0.01%; William Carter France, 3,229.8539 shares, 0.01%; Madeline Gray Bates, 5,453.5955 shares, 0.01%; Billpay Limited Partnership, 1,775,465 shares, 3.67%; Billpay LLC, 177.55 shares, 0.00%; Carl Three Limited Partnership, 318,419 shares, 0.65%; Carl Three LLC, 318.419 shares,, 0.00%; Nevair of Nevada, 229,533 shares, 0.47%; 1999 WCF Descendants Trust, 151,211.209 shares, 0.31%; WCF Trust 11/4/2004, 226,943,673 shares, 0.39%; Capital Circle Group Limited Partnership, 153,022 shares, 0.32%; Capital Circle Group LLC, 765 shares, 0.0%; NASCAR Holdings, Inc. 944,904.25 shares, 1.95%; WC & BJ France Alaska Community Property Trust, 357,005.18 shares, 0.74%.

TOTAL, 18,143,532 shares, 37.48%.

.
Date: February 11, 2010
/s/ Brett W. Scharback

Signature
Brett W. Scharback as attorney in fact for NASCAR Holdings, Inc., Carl Three Limited Partnership and Carl Three, LLC pursuant to powers of attorney previously filed with the Commission.

Date: February 11, 2010
/s/ Glenn R. Padgett

Signature

Glenn R. Padgett as attorney in fact for all
members of the France Family Group except
NASCAR Holdings, Inc., Carl Three Limited
Partnership and Carl Three LLC pursuant to
powers of attorney previously filed with the
Commission.